Exhibit 99.1

The Men’s Wearhouse, Inc. News Release
For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2008 SECOND QUARTER RESULTS
•	Q2 2008 GAAP diluted EPS was $0.63 and adjusted diluted EPS was $0.72, compared with Q2 2007 GAAP diluted EPS of $1.00

•	Company estimates Q3 2008 GAAP diluted EPS in a range of $0.34 to $0.38 and adjusted diluted EPS in a range of $0.36 to $0.40

•	Company estimates fiscal 2008 GAAP diluted EPS in a range of $1.38 to $1.48 and adjusted diluted EPS in a range of $1.50 to $1.60

•	Conference call at 5:00 pm eastern today
HOUSTON — August 27, 2008 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the second quarter ended August 2, 2008.

Second Quarter Sales Summary—Fiscal 2008
					Total Sales
	U.S. dollars, in millions				Change %	Comparable Store Sales Change %
	Current Year		Prior Year			Current Year		Prior Year
Total Company	$545.3		$569.3		-4.2%
MW	$362.7	(a)	$386.7	(a)	-6.2%	- 7.8%	(b)	+ 3.7%	(b)
K&G	$96.4		$101.2		-4.7%	- 8.9%		- 6.9%
United States	$470.0		$496.5		- 5.3%	- 8.0%		+ 1.1%
Moores	$75.3		$72.8		+ 3.3%	- 2.8%	(c)	+ 8.4%	(c)

Year-To-Date Sales Summary—Fiscal 2008
					Total Sales
	U.S. dollars, in millions				Change %	Comparable Store Sales Change %
	Current Year		Prior Year			Current Year		Prior Year
Total Company	$1,036.4		$1,065.5		-2.7%
MW	$690.6	(a)	$719.0	(a)	- 3.9%	- 7.2%	(b)	+ 2.0%	(b)
K&G	$197.0		$211.2		-6.7%	- 11.6%		- 6.6%
United States	$911.3		$947.4		- 3.8%	- 8.2%		- 0.1%
Moores	$125.1		$118.1		+ 5.9%	- 3.3%	(c)	+ 7.3%	(c)

(a)	Includes retail stores and ecommerce as well as the MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	Comparable store sales do not include ecommerce. MW Tux stores are included beginning Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

Diluted earnings per share were $0.63 for the second quarter ended August 2, 2008. Adjusted diluted earnings per share were $0.72 after excluding $4.5 million (net of tax), $0.09 per diluted share outstanding, of closure costs incurred in connection with the Company’s previously announced planned closure of the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand. This compares to adjusted diluted earnings per share guidance given July 9, 2008 of $0.70 to $0.74.
SECOND QUARTER HIGHLIGHTS
•	Total company sales decreased 4.2% for the quarter.
•	Apparel sales, representing 70.81% of 2008 total net sales, decreased 4.0% primarily due to decreases in the Company’s comparable store sales driven by a reduction in store traffic levels.

•	Tuxedo rental revenues, representing 23.37% of 2008 total net sales, decreased 5.3%. This decline was primarily driven by reduced tuxedo rental sales at the Company’s stores acquired from After Hours. These declines were partially offset by increases at the Company’s Men’s Wearhouse stores.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 27 basis points from 60.20% to 59.93%. Decreases in clothing product margins, as a percentage of related sales, of 110 basis points were offset by an increase in tuxedo rental services gross margin, as a percentage of related sales, of 302 basis points from 80.66% to 83.68%.

•	Occupancy costs increased, as a percentage of total net sales, by 154 basis points from 11.99% to 13.53% primarily due to the deleveraging effect of reduced comparable store sales and increased rental rates for new and renewed leases.

•	Selling, general, and administrative expenses were $198.9 million. Excluding $7.3 million in costs associated with the closing of Golden Brand, SG&A expenses of $191.6 million were essentially flat compared to the prior year quarter and as a percentage of total net sales increased 144 basis points from 33.69% to 35.13%. This increase was primarily due to the deleveraging effect of reduced net sales.

•	Operating income was $54.2 million. Excluding $7.3 million in costs associated with the closing of Golden Brand, operating income was $61.5 million, or 11.27% of total net sales compared to $82.7 million, or 14.52% of total net sales for the same period last year.

•	The effective tax rate for the 2008 second quarter was 39.0%.

THIRD QUARTER 2008 GUIDANCE
On July 11, 2008, the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand, was closed. The Company estimates the pre tax cost to close the facility will be approximately $9.8 million or the equivalent of $0.12 per diluted share outstanding for the fiscal year. The pre tax cost for the first quarter was $0.9 million or the equivalent of $0.01 per diluted share outstanding. The pre tax cost for the second quarter was $7.3 million or the equivalent of $0.09 per diluted share outstanding and the pre tax cost for the third quarter is estimated at $1.6 million or the equivalent of $0.02 per diluted share outstanding.
Excluding the estimated Golden Brand closure costs for the third quarter of $0.02 per diluted share outstanding, the Company expects adjusted diluted earnings per share to be $0.36 to $0.40. Including these costs, GAAP diluted earnings per share are expected to be $0.34 to $0.38. This guidance assumes same store sales at MW, including MW Tux stores, to decrease in the high single digit range, at K&G to decrease in the mid single digit range and at Moores to decrease in the low single digit range.
The guidance includes an estimated effective tax rate of approximately 38.5% for the third quarter. The fully diluted shares outstanding are estimated to be 51.9 million.
FISCAL 2008 GUIDANCE
The Company is updating its adjusted diluted earnings per share outlook for the year to a range of $1.50 to $1.60 excluding the estimated Golden Brand closure costs of $0.12 per diluted share outstanding. Including these costs, GAAP diluted earnings per share are expected to be $1.38 to $1.48. This annual guidance reflects a comparable store sales decrease in the mid single digits for TMW, a high single digit decrease at K&G, and a low single digit decrease for Moores.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, August 27, 2008, company management will host a conference call and real time web cast to review the fiscal second quarter and its outlook for fiscal 2008.
To access the conference call, dial 303-262-2137. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.tmw.com. A telephonic replay will be available through September 3, 2008 by calling 303-590-3000 and entering the access code of 11117171# or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	August 2, 2008		August 4, 2007		February 2, 2008
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)	of Stores	(000's)
Men’s Wearhouse	572	3,213.9	553	3,091.8	563	3,152.6
MW Tux (a)	493	668.6	500	639.5	489	652.0
Moores, Clothing for Men	116	721.2	116	722.6	116	719.8
K&G (b)	106	2,442.6	100	2,326.8	105	2,428.8

Total	1,287	7,046.3	1,269	6,780.7	1,273	6,953.2

(a)	MW Tux stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	90, 83 and 89 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,287 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and the MW Tux (formerly After Hours) stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and MW Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the year ended February 2, 2008 and Form 10-Q for the quarter ended May 3, 2008.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7200 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
August 2, 2008 AND August 4, 2007
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2008	Sales	2007	Sales

Net sales:
Clothing product	$386,108	70.81%	$402,399	70.68%
Tuxedo rental services	127,453	23.37%	134,570	23.64%
Alteration and other services	31,728	5.82%	32,377	5.69%

Total net sales	545,289	100.00%	569,346	100.00%

Cost of sales:
Clothing product including buying and distribution costs	172,474	31.63%	175,313	30.79%
Tuxedo rental services	20,802	3.81%	26,020	4.57%
Alteration and other services	25,204	4.62%	25,250	4.43%
Occupancy costs	73,766	13.53%	68,265	11.99%

Total cost of sales	292,246	53.59%	294,848	51.79%

Gross margin	253,043	46.41%	274,498	48.21%

Selling, general and administrative expenses	198,886	36.47%	191,822	33.69%

Operating income	54,157	9.93%	82,676	14.52%

Interest income	(694)	(0.13%)	(1,671)	(0.29%)
Interest expense	1,040	0.19%	1,123	0.20%

Earnings before income taxes	53,811	9.87%	83,224	14.62%

Provision for income taxes	20,986	3.85%	28,998	5.09%

Net earnings	$32,825	6.02%	$54,226	9.52%

Net earnings per share:
Basic	$0.64		$1.01

Diluted	$0.63		$1.00

Weighted average common shares outstanding:
Basic	51,639		53,739

Diluted	51,862		54,366

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE SIX MONTHS ENDED
August 2, 2008, August 4, 2007 AND PRO FORMA August 4, 2007
(In thousands, except per share data)

	Six Months Ended
		% of		% of	Pro Forma	% of
	2008	Sales	2007	Sales	2007	Sales

Net sales:
Clothing product	$774,599	74.74%	$805,899	75.64%	$809,417	73.89%
Tuxedo rental services	197,647	19.07%	194,430	18.25%	220,764	20.15%
Alteration and other services	64,139	6.19%	65,135	6.11%	65,263	5.96%

Total net sales	1,036,385	100.00%	1,065,464	100.00%	1,095,444	100.00%

Cost of sales:
Clothing product including buying and distribution costs	340,965	32.90%	353,157	33.15%	355,771	32.48%
Tuxedo rental services	33,367	3.22%	35,689	3.35%	39,930	3.65%
Alteration and other services	49,935	4.82%	49,405	4.64%	49,405	4.51%
Occupancy costs	147,320	14.21%	126,442	11.87%	132,836	12.13%

Total cost of sales	571,587	55.15%	564,693	53.00%	577,942	52.76%

Gross margin	464,798	44.85%	500,771	47.00%	517,502	47.24%

Selling, general and administrative expenses	395,536	38.16%	352,832	33.12%	382,611	34.93%

Operating income	69,262	6.68%	147,939	13.88%	134,891	12.31%

Interest income	(1,515)	(0.15%)	(3,303)	(0.31%)	(2,825)	(0.26%)
Interest expense	2,639	0.25%	2,209	0.21%	2,420	0.22%

Earnings before income taxes	68,138	6.57%	149,033	13.99%	135,296	12.35%

Provision for income taxes	25,370	2.45%	53,874	5.06%	48,733	4.45%

Net earnings	$42,768	4.13%	$95,159	8.93%	$86,563	7.90%

Net earnings per share:
Basic	$0.83		$1.77		$1.61

Diluted	$0.82		$1.74		$1.59

Weighted average common shares outstanding:
Basic	51,555		53,851		53,851

Diluted	51,863		54,538		54,538

Note: The pro forma condensed consolidated statement of earnings presents the Company’s results of operations as if the After Hours acquisition had occurred on January 29, 2006, after giving effect to certain purchase accounting adjustments. The pro forma information is not necessarily indicative of actual results had the acquisition occurred on January 29, 2006.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	August 2,	August 4,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$119,248	$85,260
Short-term investments	—	49,675
Accounts receivable, net	19,047	21,897
Inventories	457,212	460,800
Other current assets	59,012	66,576

Total current assets	654,519	684,208
Property and equipment, net	400,791	370,066
Tuxedo rental product, net	90,860	76,727
Goodwill	61,538	62,769
Other assets, net	25,351	20,314

Total assets	$1,233,059	$1,214,084

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$102,780	$98,441
Accrued expenses and other current liabilities	118,113	138,975
Income taxes payable	9,347	13,715

Total current liabilities	230,240	251,131
Long-term debt	84,221	82,033
Deferred taxes and other liabilities	67,320	61,811

Total liabilities	381,781	394,975

Shareholders’ equity:
Preferred stock	—	—
Common stock	698	695
Capital in excess of par	308,670	298,866
Retained earnings	915,541	835,024
Accumulated other comprehensive income	38,905	36,063

Total	1,263,814	1,170,648

Treasury stock, at cost	(412,536)	(351,539)

Total shareholders equity	851,278	819,109

Total liabilities and equity	$1,233,059	$1,214,084

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE SIX MONTHS ENDED
August 2, 2008 AND August 4, 2007
(In thousands)

	Six Months Ended
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$42,768	$95,159
Non-cash adjustments to net earnings:
Depreciation and amortization	46,925	36,757
Tuxedo rental product amortization	21,819	25,646
Other non-cash adjustments	4,606	(1,128)
Changes in assets and liabilities	(30,511)	(44,765)

Net cash provided by operating activities	85,607	111,669

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(49,524)	(52,712)
Net non-cash assets acquired	—	(68,129)
Purchases of available-for-sale investments	—	(267,530)
Proceeds from sales of available-for-sale investments	59,921	217,855
Other investing activities	12	(65)

Net cash provided by (used in) investing activities	10,409	(170,581)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,281)	(6,015)
Proceeds from revolving credit facility	100,600	—
Payments on revolving credit facility	(105,975)	—
Proceeds from issuance of common stock	1,181	5,622
Purchase of treasury stock	(156)	(43,965)
Other financing activities	(1,320)	1,120

Net cash used in financing activities	(12,951)	(43,238)

Effect of exchange rate changes	(3,263)	7,716

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79,802	(94,434)
Balance at beginning of period	39,446	179,694

Balance at end of period	$119,248	$85,260